ARTICLES OF AMENDMENT

OF JK MINERALS, INC.

1. The name of the corporation is JK Minerals, Inc.

2. The Articles of Incorporation of the corporation are hereby amended in their entirety as set forth in the Restated Articles of Incorporation attached hereto.

3. The amendment was adopted on July 1, 1993.

4. There is one class of stock, which is no par common stock, of which there is 1,000 shares of common stock which is outstanding and entitled to vote on the amendment, and the number of votes of each voting group indisputably represented at the meeting was 1,000 shares of common stock.

5. The total number of votes cast for and against the amendment was 1,000 shares of common stock for, and zero against.

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in duplicate and hereby certifies to the same this 18th day of August, 1993.

JON C. NICOLAYSEN, Shareholder

93 AUG 19 AM 7:38

SECRETARY OF STATE

STATE OF WYOMING)
) s.s.
COUNTY OF NATRONA)

The undesigned, Jon C. Nicolaysen, being the sole shareholder of the corporation and the person who has signed the foregoing Articles of Amendment, for himself says under oath, that he has read the Articles of Amendment for JK Minerals, Inc., and that the statements contained therein are true.

JON C. NICOLAYSEN

Subscribed and sworn to before me by Jon C. Nicolaysen, this 18 day of August, 1993.

Witness my hand and official seal.

[SEAL] Notary Public State of Wyoming My Commission Expires Oct. 24, 1995

Vickie L. King-Kincaid
Notary Public

My Commission expires:
October 24, 1995

Wyoming Secretary of State

Official Receipt NUMBER 53809

DATE 08/19/1993
AMOUNT $ 15.00
BY T63

FORM OF PAYMENT CHECK
CHECK NBR 2241

KEITH P. TYLER
P.O. BOX 2671
CASPER WY 82602

THIS RECEIPT IS IN REFERENCE TO:
JK MINERALS, INC.

TRANSACTION DESCRIPTION	AMOUNT
ARTICLES OF AMENDMENT..................................$	15.00